Exhibit 21.1

List of Subsidiaries

Wayfast Holdings Limited (British Virgin Island)

Gracemind Holdings Limited (British Virgin Island)

Man State Holdings Limited (British Virgin Island)

Clever Advance Limited (Hongkong, China)

Treasure Asia Holdings Limited (Hongkong, China)

Success Hill Limited (Hongkong, China)

Xi’an Tsining Housing Development Co., Ltd. (Xi’an, China)

Xi’an New Land Development Co., Ltd. (Xi’an, China)

Puhua (Xi’an) Real Estate Development Co., Ltd. (Xi’an, China)

Xi’an Xinxing Property Management Co., Ltd. (Xi’an, China)

Suodi Co., Ltd (Xi’an, China)

Xinxing Fangzhou Housing Development Co., Ltd (Xi’an, China)

Xinxing Construction Co., Ltd (Xi’an, China)

AnKang JiYuan Real Estate Development (Ankang, China)